Exhibit 99.1

CytoSorbents Reports Third Quarter 2026 Financial Results, Achieves Operating Cash Flow Breakeven, and Provides Business and Regulatory Update

Delivering on the First of Four Distinct Value Drivers

PRINCETON, N.J., November 12, 2026 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, today reported financial results for the third quarter ended September 30, 2026, recent business highlights, and provides a regulatory update.

Third Quarter 2026 Financial Results
•	Revenue was $9.7 million, an increase of 3% compared to $9.5 million in Q3 2025. Growth was led by a 16% increase in distributor and strategic partner sales.

•	Gross margin improved to 75% in the quarter, up from 73% in Q2 2026 and 70% a year ago.

•	Total operating expenses decreased 11% to $8.5 million from $9.5 million in Q3 2025. Excluding $0.25 million of restructuring charges, operating expenses decreased 13%.

•	Operating loss improved by 59% to $1.2 million versus $2.9 million in Q3 2025.

•
Net loss improved by 42% to $1.8 million or $0.58 per share, compared to a net loss of $3.2 million or $1.01 per share in Q3 2025. All per share amounts reflect the 1-for-20 reverse stock split effected on September 8, 2026.

•
Adjusted net loss, which excludes the impact of non-cash changes in foreign currency transactions, non-cash stock compensation, and restructuring charges, improved by 42% to $1.5 million or $0.48 per share, compared to an adjusted net loss of $2.6 million or $0.83 per share in Q3 2025.

•
Adjusted EBITDA loss, which excludes interest payments, depreciation, taxes, and amortization, as well as the impact of non-cash changes in foreign currency transactions, non-cash stock compensation, and restructuring charges, improved by 86% to $0.3 million compared to a loss of $2.0 million in Q3 2025.

•	Total cash, cash equivalents, and restricted cash was approximately $5.7 million on September 30, 2026, compared to $5.9 million at June 30, 2026.

•
Importantly, the Company generated positive operating cash flow of approximately $43,000 in the quarter, excluding approximately $251,000 in restructuring-related payments, achieving its objective of operating cash flow breakeven in the second half of 2026. Total cash burn in the quarter, inclusive of restructuring-related payments, was approximately $200,000.

Nine Months Ended September 30, 2026 Financial Results
•	Revenue was $28.2 million compared to $27.8 million in the first nine months of 2025.

•	Gross margin improved to 73% compared to 71% in the prior year period.

•	Total operating expenses decreased 9% to $27.4 million, and operating loss improved by 34% to $6.9 million from $10.4 million.

•
Net loss was $11.4 million or $3.62 per share, compared to $2.7 million or $0.87 per share in the prior year period, with the change due primarily to a $1.9 million non-cash foreign currency loss in 2026 versus a $9.1 million non-cash foreign currency gain in 2025.

•	Adjusted EBITDA loss improved by 45% to $4.0 million compared to a loss of $7.3 million in the prior year period.

“The third quarter marked an important financial milestone for CytoSorbents as we achieved our goal of operating cash flow breakeven, excluding restructuring-related payments,” stated Dr. Phillip Chan, Chief Executive Officer of CytoSorbents.  “This achievement reflects a year of disciplined execution and meaningful improvements in our underlying business.  Product gross margin expanded to 75%, operating expenses declined 11%, operating loss improved 59%, and notably, adjusted EBITDA loss narrowed 86% to approximately $0.3 million.  These results demonstrate the impact of our more efficient cost structure and position us to benefit from improved operating leverage as revenue grows.  Importantly, every dollar of operating cash burn we eliminate helps reduce our future financing needs and positions us to capture more of the potential value of future growth for our  shareholders.

Progress on Our Four Distinct Value Drivers
“We continue to advance four distinct value drivers, each with the potential to create meaningful shareholder value.  These include achieving sustainable operating cash flow breakeven, restoring profitable growth in our core CytoSorb business, opening the U.S. market through DrugSorb-ATR, and unlocking the strategic value of HemoDefend-BGA.  With our first milestone achieved, we are focused on sustaining this progress while advancing the remaining three opportunities.

First Value Driver: Achieving Operating Cash Flow Breakeven — Achieved in Q3 2026
“In the third quarter, we generated approximately $43,000 in positive operating cash flow, excluding $251,000 in restructuring-related payments, compared with operating cash burn of approximately $200,000 in Q2 2026 on the same basis and $2.7 million in Q3 2025.

“This improvement reflects a broad-based effort to optimize our operations.  Manufacturing efficiencies and improved sourcing helped expand product gross margin to 75%, while a 24% reduction in headcount since September 2025 and disciplined expense management significantly lowered our cost structure.  We also improved working capital management, reducing inventory from $5.3 million at year-end 2025 to $3.2 million at September 30, 2026.

“Our focus now turns to sustaining operating cash flow at or near breakeven while selectively investing to accelerate sales growth, which has historically been constrained by limited resources. With a significantly leaner cost structure and healthy gross margins, we believe we are now better positioned to capitalize on growth opportunities and generate meaningful operating leverage as revenues increase. Although quarterly cash flow may fluctuate with the timing of revenue, collections, and working capital, our goal is to maintain financial discipline while translating incremental sales growth into improved profitability and long-term shareholder value.”

Second Value Driver: Returning CytoSorb to Sustainable, Profitable Growth
“Our second value driver is restoring consistent, profitable growth in our core CytoSorb franchise.  Encouragingly, distributor and strategic partner sales grew 18% year-over-year and 10% sequentially in the third quarter, while direct sales outside Germany increased 4% year-over-year.  Together, these markets accounted for 76% of quarterly sales, demonstrating continued momentum across the majority of our business.

“These gains were offset by a 20% year-over-year sales decline in Germany, which represented 24% of quarterly sales, primarily reflecting a smaller, more focused sales force and reduced territory coverage following our commercial restructuring.  Restoring growth in Germany is a top priority and an important opportunity to accelerate overall revenue growth.  To address this, we have already added two sales representatives, expect another next month, and add two more through early 2027.

We also recently welcomed Alex Tiefenbacher as Senior Vice President of Direct Sales, bringing extensive acute and critical care medical device sales leadership experience from C.R. Bard, Becton Dickinson, GE Healthcare, and Baxter.  Alex will lead our direct sales organization in Germany and internationally, working closely with our sales leaders in those two verticals, with an initial focus on revitalizing the German market and building a scalable platform for sustained growth.  We believe these targeted investments in commercial leadership and sales capacity will strengthen execution, expand territory coverage, deepen customer relationships, and position us to return to growth as new representatives become productive.

“Meanwhile, our 'Right Patient, at the Right Time, with the Right Dose' commercial strategy continues to gain traction, supported by our PuriFi® pump platform and HotSwap® technology, which simplify treatment delivery and enable earlier, more consistent CytoSorb use.  We are also strengthening our clinical evidence base, including new data presented at the European Association for Cardio-Thoracic Surgery (EACTS) Annual Meeting highlighting applications in blood thinner removal, post-operative shock, VA-ECMO support, and heart transplantation, as well as findings from the international COSMOS critical care registry presented at the European Society of Intensive Care Medicine (ESICM) LIVES 2026 congress addressing sepsis, liver support, and VV-ECMO..

“We believe a combination of renewed growth in Germany, sustained international momentum, an expanding clinical evidence base, and a leaner cost structure positions our core CytoSorb franchise to accelerate revenue growth, leverage our attractive gross margins, and translate increasing sales into meaningful improvements in profitability and cash flow.

Third Value Driver: Opening the U.S.  Market Through DrugSorb-ATR
“Our third value driver is to obtain FDA marketing authorization for DrugSorb-ATR, potentially opening a second major engine for growth.  DrugSorb-ATR is designed to remove commonly prescribed blood thinners during cardiopulmonary bypass in patients requiring urgent cardiac surgery, with the goal of reducing serious and life-threatening bleeding complications.  Subject to regulatory authorization, we estimate an initial addressable market of approximately $300 million in the United States and Canada, that we estimate could expand to $1-2 billion with label expansion to other blood thinners and additional surgical indications.

“During the quarter, we made meaningful progress on our new intended De Novo submission to FDA on DrugSorb-ATR.  At the European Society of Cardiology congress this past August, an independent patient-matched analysis evaluated 587 patients undergoing urgent coronary artery bypass grafting (CABG) surgery following recent exposure to Brilinta® (ticagrelor).  The analysis demonstrated a statistically significant 37% relative reduction in severe BARC-4 bleeding with intraoperative CytoSorb use (21.8% versus 34.5% control; p=0.002), resulting in a clinically impactful NNT (Number Needed to Treat) of approximately eight patients to prevent one severe bleeding event.  Significant reductions in chest tube drainage and red blood cell transfusions were also observed, with no serious device-related adverse events.

“This analysis of real-world data is particularly important because it was previously proposed by the FDA during the appeal of our original De Novo submission and is expected to be a key component of our planned new De Novo submission in early 2027.  We expect this additional evidence to increase approximately fivefold the number of patients treated with our technology represented in the submission, to approximately 250 patients.  Meanwhile, based on a constructive FDA pre-submission meeting in August, we are working to finalize an animal study protocol with the FDA to collect additional mechanistic data. Taken together with STAR-T data, and previously submitted safety data, we believe this real-world analysis and mechanistic data will provide a substantially expanded body of evidence supporting the clinical benefit of DrugSorb-ATR for FDA review.

“In parallel, in a separate FDA pre-submission meeting, we advanced discussions with the Agency regarding the data requirements of a separate De Novo submission expected next year for the removal of direct oral anticoagulants, including Eliquis® (apixaban) and Xarelto® (rivaroxaban), during urgent cardiac surgery, which could significantly expand the addressable U.S. market for our technology given the widespread use of these medications.

“Importantly, the Brilinta® and direct oral anticoagulant programs offer two distinct potential pathways to U.S. commercialization, each supported by its own clinical evidence and regulatory strategy.

Fourth Value Driver: Unlocking the Strategic Value of HemoDefend-BGA
“Our fourth value driver is realizing the strategic value of HemoDefend-BGA, a differentiated blood purification technology that we believe is not fully reflected in our current valuation.

“Developed with approximately $16 million in prior non-dilutive U.S. government funding, HemoDefend-BGA is designed to remove anti-A and anti-B antibodies from plasma and platelet products, with the goal of enabling universal blood products that can be transfused regardless of recipient blood type - without electricity, capital equipment, or complex processing.

“The potential implications are substantial.  Rather than maintaining separate plasma and platelet inventories for four blood types, hospitals could potentially simplify inventory management to just one universal plasma and one universal platelet product, reducing logistical complexity, waste, and costs.  Longer term, the technology could enable first responders, ambulances, and military units to carry freeze-dried universal plasma that requires no refrigeration or blood typing, allowing faster treatment of life-threatening hemorrhage in emergency and battlefield settings.

“Following helpful FDA feedback in July regarding our anticipated clinical development pathway, we are evaluating opportunities to advance and realize the value of HemoDefend-BGA through additional non-dilutive government funding, commercial partnerships, licensing arrangements, and other strategic alternatives.  We believe this asset offers opportunities to create shareholder value without necessarily requiring substantial investment from our core operations.

Concluding Remarks
Dr.  Chan concluded, “With operating cash flow breakeven achieved and a more efficient cost structure in place, CytoSorbents is entering its next phase from a stronger operational position.  Our priorities are clear: sustaining financial discipline, restoring profitable growth in our core

CytoSorb franchise, advancing DrugSorb-ATR toward U.S. commercialization, and unlocking the strategic value of HemoDefend-BGA.

“These four distinct value drivers provide multiple potential pathways to shareholder value creation, reducing our dependence on any single commercial, regulatory, or strategic outcome.  With improving fundamentals, meaningful near-term catalysts, and substantial longer-term market opportunities, we believe CytoSorbents is positioned to become a stronger, more profitable, and more diversified medical technology company.”

Third Quarter 2026 Earnings Conference Call
CytoSorbents’ management will host a live conference call, presentation webcast, and a question-and-answer session with the following information:
•	Date: Thursday, November 12, 2026
•	Time: 4:30 PM ET
•	Live webcast link: https://app.webinar.net/QGnj7PY3lZV

It is recommended that participants join approximately 10 minutes prior to the start of the call.
An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at https://ir.cytosorbents.com/

About Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, we use the non-GAAP financial measures of EBITDA, which measures earnings before interest, income taxes, depreciation and amortization, and Adjusted EBITDA which further excludes non-cash stock compensation expense, the gain or loss of foreign exchange translation, and restructuring charges. We also use the non-GAAP financial measures of Adjusted Net Income or Loss and Adjusted Net Income or Loss Per Share which excludes non-cash stock compensation expense, the gain or loss of foreign exchange translation, and restructuring charges from Net Loss and Net Loss Per Share, respectively. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of the non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP should be carefully evaluated. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by investors and the analyst community to help them analyze the performance of our business, the Company’s cash available for operations, and the Company’s ability to meet future capital expenditure and working capital requirements. For a reconciliation of non-GAAP financial measures to the most comparable GAAP measure, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.

About CytoSorbents Corporation (NASDAQ: CTSO)
CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, continuous renal replacement therapy or CRRT, extracorporeal membrane oxygenation or ECMO, and heart-lung machines), where blood is repeatedly recirculated outside the body, through our cartridges where toxic substances are removed, and then back into the body. CytoSorbents’ technologies are used in a number of broad applications. Specifically, two important applications are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding, and 2) the removal of inflammatory agents and toxins in common critical illnesses that can lead to massive inflammation, organ failure and patient death. The breadth of these critical illnesses includes, for example, sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis as well as the removal of liver toxins that accumulate in acute liver dysfunction or failure, and the removal of myoglobin in severe rhabdomyolysis that can otherwise lead to renal failure. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in over 70 countries worldwide, with more than 300,000 devices used cumulatively to date. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved or cleared in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs. It has received two FDA Breakthrough Device Designations: one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery. The Company is actively pursuing regulatory approval of DrugSorb-ATR with the U.S. FDA and will pursue regulatory approval with Health Canada with better visibility from the FDA. DrugSorb-ATR is not yet granted or approved in either the U.S. or Canada.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, PuriFi®, HotSwap®, and others. For more information, please visit the Company’s website at https://ir.cytosorbents.com/ or follow us on Facebook and X.

Forward-Looking Statements
This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, our restructuring of our direct sales team and strategy in Germany, our ability to successfully obtain U.S. FDA and Health Canada marketing authorization or approval, our ability to sustain operating cash-flow break-even, our ability to regain and maintain compliance with Nasdaq continued listing requirements, our ability to appropriately finance the Company, including the extension, refinancing or repayment of our existing debt, our ability to develop and commercialize our products and product candidates including securing necessary funding and strategic partnerships, our ability to attract, retain and effectively integrate qualified personnel to support our business and growth objectives and the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 30, 2026, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer
305 College Road East
Princeton, NJ 08540
ir@cytosorbents.com

CYTOSORBENTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)

	September 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,205	$6,249
Accounts receivable, net of allowances of $416 and $164 as of September 30, 2026 and December 31, 2025, respectively	7,070	7,550
Inventories - net	3,227	5,281
Prepaid expenses and other current assets	938	1,554
Total current assets	15,440	20,634

Property and equipment - net	6,890	7,823
Restricted cash	1,522	1,522
Right-of-use asset	10,452	10,924
Patents - net	2,804	3,226
Other assets	52	53
Total assets	$37,160	$44,182

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$2,774	$2,869
Accrued expenses and other current liabilities	7,120	6,299
Lease liability – current portion	614	541
Current maturities of long-term debt, net of debt discount	17,523	—
Total current liabilities	28,031	9,709
Lease liability, net of current portion	11,437	11,903
Long-term debt, net of current portion and debt discount	—	16,667
Total liabilities	39,468	38,279

Commitments and Contingencies

Stockholders’ equity (deficit)
Preferred Stock, par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common Stock, par value $0.001, 100,000,000 shares authorized; 3,151,103 and 3,140,216 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively (1)	3	3
Additional paid-in capital (1)	321,811	321,084
Accumulated other comprehensive loss	(533)	(2,977)
Accumulated deficit	(323,589)	(312,207)
Total stockholders’ equity (deficit)	(2,308)	5,903
Total liabilities and stockholders’ equity (deficit)	$37,160	$44,182

(1) Share and per share amounts and the common stock / additional paid-in capital split have been retroactively adjusted for the 1-for-20 reverse stock split effected September 8, 2026.

See accompanying notes to condensed consolidated financial statements.

CYTOSORBENTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Revenue, net	$9,728	$9,485	$28,224	$27,829
Cost of goods sold	2,400	2,819	7,719	8,142
Gross profit	7,328	6,666	20,505	19,687

Operating expenses
Research and development, net of grant income	1,145	918	3,623	3,842
Selling, general and administrative	7,102	8,610	23,174	26,209
Restructuring	250	—	561	—
Total operating expenses	8,497	9,528	27,358	30,051
Loss from operations	(1,169)	(2,862)	(6,853)	(10,364)

Other income (expense)
Interest expense, net	(892)	(645)	(2,618)	(1,866)
Gain (loss) on foreign currency transactions	227	(64)	(1,912)	9,128
Total other income (expense), net	(665)	(709)	(4,530)	7,262
Loss before benefit from income taxes	(1,834)	(3,571)	(11,382)	(3,102)
Benefit from income taxes	—	401	—	401
Net loss	$(1,834)	$(3,170)	$(11,382)	$(2,701)

Basic and diluted net loss per common share (1)	$(0.58)	$(1.01)	$(3.62)	$(0.87)

Weighted average shares of common stock outstanding – basic and diluted (1)	3,146,710	3,137,698	3,141,352	3,101,945

Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	463	116	2,444	(8,096)
Comprehensive loss	$(1,371)	$(3,054)	$(8,939)	$(10,797)

(1) Share and per share amounts for all periods have been retroactively adjusted to reflect the 1-for-20 reverse stock split effected September 8, 2026.

See accompanying notes to condensed consolidated financial statements.

CYTOSORBENTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)
(in thousands, except share data)

			Additional	Accumulated Other		Total
	Common Stock	Par	Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Value	Capital	Loss	Deficit	Equity (Deficit)
For the three months ended September 30, 2026
Balance as of June 30, 2026 (unaudited)	3,142,139	$ 3	$ 321,996	$ (996)	$ (321,755)	$ (752)
Stock-based compensation	—	—	291	—	—	291
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	8,964	—	(476)	—	—	(476)
Foreign translation adjustment	—	—	—	463	—	463
Net loss	—	—	—	—	(1,834)	(1,834)
Balance as of September 30, 2026 (unaudited)	3,151,103	$ 3	$ 321,811	$ (533)	$ (323,589)	$ (2,308)

For the nine months ended September 30, 2026
Balance as of December 31, 2025	3,140,216	$ 3	$ 321,084	$ (2,977)	$ (312,207)	$ 5,903
Stock-based compensation	—	—	1,203	—	—	1,203
Reversal of excess RSU shares issued	(3,550)	—	—	—	—	—
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	14,437	—	(476)	—	—	(476)
Foreign translation adjustment	—	—	—	2,444	—	2,444
Net loss	—	—	—	—	(11,382)	(11,382)
Balance as of September 30, 2026 (unaudited)	3,151,103	$ 3	$ 321,811	$ (533)	$ (323,589)	$ (2,308)

For the three months ended September 30, 2025
Balance as of June 30, 2025 (unaudited)	3,130,519	$ 3	$ 319,083	$ (3,960)	$ (303,540)	$ 11,586
Stock-based compensation	—	—	488	—	—	488
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	9,196	—	—	—	—	—
Foreign currency translation adjustment, net of tax	—	—	—	116	—	116
Net loss	—	—	—	—	(3,170)	(3,170)
Balance as of September 30, 2025 (unaudited)	3,139,715	$ 3	$ 319,571	$ (3,844)	$ (306,710)	$ 9,020

For the nine months ended September 30, 2025
Balance as of December 31, 2024	2,741,507	$ 3	$ 310,861	$ 4,252	$ (304,009)	$ 11,107
Stock-based compensation	—	—	1,879	—	—	1,879
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	14,858	—	—	—	—	—
Issuance of common stock and warrants from rights offerings, net of fees incurred	312,490	—	5,392	—	—	5,392
Issuance of common stock from exercise of warrants	70,860	—	1,439	—	—	1,439
Foreign translation adjustment	—	—	—	(8,096)	—	(8,096)
Net loss	—	—	—	—	(2,701)	(2,701)
Balance as of September 30, 2025 (unaudited)	3,139,715	$ 3	$ 319,571	$ (3,844)	$ (306,710)	$ 9,020

CYTOSORBENTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended	Nine Months Ended
	September 30, 2026	September 30, 2025
Cash flows from operating activities
Net loss	$ (11,382)	$ (2,701)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	856	571
Amortization of patents	192	198
Depreciation and amortization	851	939
Amortization of right-of-use asset	79	109
Loss on abandoned patents	338	176
Write-off of inventory	—	253
Bad debt expense (recovery)	255	17
Stock-based compensation	1,203	1,879
Foreign currency transaction (gains) losses	1,912	(9,128)
Changes in operating assets and liabilities
Accounts receivable	51	560
Inventories	1,996	(1,247)
Prepaid expenses and other current assets	694	989
Other assets	1	—
Accounts payable and accrued expenses	942	(167)
Net cash used in operating activities	(2,012)	(7,552)

Cash flows from investing activities
Purchases of property and equipment	(45)	(56)
Disposals of property and equipment	110	—
Payments for patent costs	(108)	(68)
Net cash used in investing activities	(43)	(124)

Cash flows from financing activities
Proceeds from exercise of common stock warrants	—	1,439
Proceeds from rights offering, net	—	5,392
Net cash provided by financing activities	—	6,831

Effect of exchange rates on cash	11	139
Net change in cash, cash equivalents, and restricted cash	(2,044)	(706)
Cash, cash equivalents, and restricted cash as of beginning of period	7,771	9,764
Cash, cash equivalents, and restricted cash as of end of period	$ 5,727	$ 9,058

Supplemental disclosure of cash flow information
Cash paid for interest	$ 1,806	$ 1,535

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(amounts in thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net loss	$(1,834)	$(3,170)	$(11,382)	$(2,701)
Depreciation and amortization expense	344	364	1,043	1,137
Income tax expense (benefit)	—	(401)	—	(401)
Interest expense, net	892	645	2,618	1,866
EBITDA – non-GAAP measure	$(598)	$(2,562)	$(7,721)	$(99)

Non-cash stock-based compensation expense	291	488	1,203	1,879
(Gain)/Loss on foreign currency transactions	(227)	64	1,912	(9,128)
Restructuring	250	—	561	—
Adjusted EBITDA – non-GAAP measure	$(284)	$(2,010)	$(4,045)	$(7,348)

Net loss	$(1,834)	$(3,170)	$(11,382)	$(2,701)
Non-cash stock-based compensation expense	291	488	1,203	1,879
(Gain)/Loss on foreign currency transactions	(227)	64	1,912	(9,128)
Restructuring	250	—	561	—
Adjusted net loss – non-GAAP measure	$(1,520)	$(2,618)	$(7,706)	$(9,950)

Weighted average common shares outstanding – basic and diluted (1)	3,146,710	3,137,698	3,141,352	3,101,945
Basic and diluted net loss per common share	$(0.58)	$(1.01)	$(3.62)	$(0.87)
Non-cash stock-based compensation expense per share	$0.09	$0.16	$0.38	$0.61
(Gain)/Loss on foreign currency transactions per share	$(0.07)	$0.02	$0.61	$(2.94)
Restructuring per share	$0.08	$—	$0.18	$—
Adjusted net loss per common share – basic and diluted – non-GAAP measure	$(0.48)	$(0.83)	$(2.45)	$(3.21)

(1) Share and per share amounts for all periods have been retroactively adjusted to reflect the 1-for-20 reverse stock split effected September 8, 2026.